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                                                                                                                          EXHIBIT 11

                                         THE DUN & BRADSTREET CORPORATION AND SUBSIDIARIES

                                         COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                                                      ON A FULLY DILUTED BASIS

AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA                                            1996              1995                1994
                                                                                      ----              ----                ----
                                                                                           (AVERAGE SHARE DATA IN THOUSANDS)

Weighted average number of shares...............................................      170,017           169,522             169,946
Dilutive effect of shares issuable as of year-end under stock option
   plans, stock appreciation rights and restricted stock plan...................        1,430             2,061               1,668
Adjustment of shares applicable to stock options and stock
   appreciation rights exercised during the year................................          129                25                  50
                                                                                   ----------       -----------       -------------
Weighted average number of shares on a fully diluted basis......................      171,576           171,608             171,664
                                                                                   ==========       ===========       =============

Income(Loss) from Continuing Operations.........................................      $(27.3)            $217.5              $368.6
Income(Loss) from Discontinued Operations.......................................       (17.1)             103.3               260.9
                                                                                   ------------------------------------------------
Net Income(Loss)................................................................      $(44.4)            $320.8              $629.5
                                                                                   ================================================

Earnings(Loss) Per Share of Common Stock on a Fully Diluted Basis:
 Continuing Operations..........................................................      $(0.16)             $1.27               $2.15
 Discontinued Operations........................................................       (0.10)              0.60                1.52
                                                                                                             --                  --
                                                                                   ------------------------------------------------
Earnings(Loss) Per Share of Common Stock........................................      $(0.26)             $1.87               $3.67

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